HQ Trivia Game Show Parody - using SelectSurvey.NET wefunder.com_classapps.inc.mp4 (3m 20s) 1 speaker (Speaker 1)

[0:00:13] Speaker 1: Good afternoon my slide survey sweeties and ss.net nerds this is the Class Apps trivia game show powered by slidesurvey.net. I am your quizmaster for today's trivia game show where you answer tough trivia questions to find out more about Class Apps and slidesurvey.net online survey software. Class Apps Slide Survey online survey software empowers your business to design, deeply and analyze online surveys with advanced data encryption, GDPR compliance, multiple log in authentications, API and too many features to list in under five minutes. Let's start with trivia question number one. How many languages work with slidesurvey.net software? Answer is Class Apps supports translation into 164 languages so you can have the same survey in English, French, Spanish, Chinese and let's say Armenian. Question number two. How do Class Apps slidesurvey.net software rank in popularity in November 2017? The answer is slidesurvey.net ranked in the top 20 most popular by [inaudible] November 2017. Slidesurvey.net has over 35 Fortune 100 clients with hundreds of thousands of end users. Question number three. How many countries have clients of Class Apps slidesurvey.net software? The answer is Class Apps has clients in over 135 countries including the government of Fiji, that's right Fiji. Question number four. What platforms are slidesurvey.net software available for? The answer is all of the above, slidesurvey.net is available for on premise installs, SAS software as a service or private cloud for those ultra secure environments. Question number five. What are the unique features of slidesurvey.net? The answer is all of the above. Slidesurvey.net is 508 compliant, GDPR compliant, HIPAA compliant and has secure data encryption which makes it perfect for employee onboarding, businesses in Europe, academic government and military use. Question number six. What industry are the majority of Class Apps clients? Answer is pharmaceutical research or companies that require compliance are the majority of Class Apps client base because it's a perfect fit for those companies that require the level of security and log in integrations that Class Apps offers. However Class Apps has clients in all these industries. Question number seven. How big is the online survey market is the survey industry at one billion, two billion or three billion dollar industry? Answer is three billion. The online survey industry grows every year surpassing the GDP growth for the last five years in a row. Congratulations now you have a few of the reasons why Class Apps slidesurvey.net and add-ons are so popular and why the new product Slide
Survey version five is so highly anticipated. Thank you for watching join us next time. [0:03:19]

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HQ Trivia Game Show Parody - using SelectSurvey.NET
wefunder.com_classapps.inc.mp4 (3m 20s) 1 speaker (Speaker 1)

[0:00:13] Speaker 1: Good afternoon, my Select Survey sweeties and ss.net nerds. This is the Class Apps Trivia Game Show powered by [LifeSurvey.net 00:00:31]. I am your quiz master for today's trivia game show, where you answer top trivia questions to find out more about Class Apps and SelectSurvey.net online survey software. Class App's online survey software empowers your business to design, deploy, and analyze online surveys with advance data encryption, GDPR compliance, multiple login authentications, API, and too many features to list in under five minutes. Let's start with trivia question number one. How many languages work with SelectSurvey.net software? Answer is: Class Apps supports translation into 164 languages so you can have the same survey in English, French, Spanish, Chinese, and let's say Armenian. Question number two. How do Class Apps LifeSurvey.net software rank in popularity in November 2017? The answer is: LifeSurvey.net ranked in the top 20 most popular by [inaudible] November 2017. SelectSurvey.net has over 35 Fortune 100 clients with hundreds of thousands of end users. Question number three. How many countries have clients of Class Apps LifeSurvey.net software? The answer is: Class Apps has clients in over 135 countries, including the government of Fiji. That's right, Fiji. Question number four. What platforms are SelectSurvey.net software available for? The answer is: All of the above! SelectSurvey.net is available for on premise installs, SaaS software, as a service or private cloud for those ultra secure environments. Question number five. What are the unique features of SelectSurvey.net? The answer is: All of the above. SelectSurvey.net is 508 compliant, GDPR compliant, HIPPA compliant, and has secure data encryption, which makes it perfect for employee onboarding, businesses in Europe, academic, government, and military use. Question number six: What industry are the majority of Class Apps' clients? Answer is: Pharmaceutical research or companies that require compliance are the majority of Class Apps' client base because it's a perfect fit for those companies that require the level of security and login integrations that Class Apps offers. However, Class Apps has clients in all these industries. Question number seven. How big is the online survey market? Is the survey industry a one billion, two billion, or three billion dollar industry? The answer is: Three billion. The online survey industry grows every year, surpassing the GDP growth for the last five years in a row. Congratulations! Now you have a few of the reason why Class Apps LifeSurvey.net products and add-ons are so popular and why the new products Life Survey version five is so highly anticipated. Thank you for watching. Join us next time. [0:03:19]